Exhibit 10.61
December 15, 2008
Mr. Wayne Levin

Re:	Amended and Restated Employment Agreement
Dear Wayne:
     On behalf of Lions Gate Films Inc. (the “Company”), this letter is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The employment agreement entered into as of April 1, 2006, between Employee and the Company (the “Prior Employment Agreement”), is hereby amended and restated in its entirety. The terms of Employee’s employment from the Effective Date (as defined below) are as follows:
     1. The term of this agreement (this “Agreement”) will begin April 1, 2006 (the “Effective Date”) and end March 31, 2009, subject to early termination as provided in this Agreement (the “Term”). During the Term of this Agreement, Employee will serve as General Counsel and Executive Vice President, Corporate Operations. Employee shall report to the CEO in his capacity as General Counsel and to the COO, or person performing substantially such role in his capacity as Executive Vice President, Corporate Operations. For the purpose hereof, Employee agrees that Steve Beeks performs such function. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by the Company.
     The Company may, at its sole discretion, extend the Term of this Agreement for an additional year, commencing April 1, 2009 and ending March 31, 2010 (the “Option Year”) by giving notice to Employee of its election to extend this Agreement at least one hundred eighty (180) days before that date.
     So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.
     2. The following compensation will be paid to Employee during the Term of this Agreement:
          (a) Base Salary. During the Term of this Agreement, the Company agrees to pay Employee an annual Base Salary as follows:
          For first year of the Term, the rate of $400,000 per year, payable in accordance with the Company’s normal payroll practices in effect.

          For the remainder of the Term, the rate of $500,000 per year, payable in accordance with the Company’s normal payroll practices in effect.
          During the Option Year, the rate of $600,000 per year, payable in accordance with the Company’s normal payroll practices in effect.
          Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
          (b) Bonuses:
     (i) An annual bonus at the full discretion of the CEO;
     (ii) An annual bonus of 25% of Base Salary based upon Established Goals. The Established Goals shall be set forth in writing at the beginning of each fiscal, and shall be discussed in good faith between the Company and Employee; and
     (iii) An annual bonus of 25% of Base Salary based upon the EBITDA of the Company on a most favored nation (“MFN”) basis with any person receiving an EBITDA based bonus. For the sake of clarity, the MFN basis applies to the definition of EBITDA, the EBITDA target, and the percentages of Base Salary payable at various levels of the EBITDA target.
     (iv) Employee must be employed with the Company through the last day of the bonus year to be eligible to receive an annual bonus pursuant to the foregoing provisions of this Section 2(b) for that year, and any such bonus will be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one-half months after the end of the fiscal year for which the bonus is paid).
     (v) Change of Control Bonus: For the purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the employment agreement of Michael Burns, dated as of September 1, 2003. The Company shall pay Employee a Bonus of $1,000,000 upon a Change of Control (the “Change of Control Bonus”). Notwithstanding anything to the contrary, the Change of Control Bonus shall vest 100% if discussions relating and leading to a Change of Control commence during the Term hereof, whether or not the Change of Control is actually consummated after the Term or the termination hereof. However, the Change of Control Bonus shall become unvested and not be payable if the principal agreement giving rise to the Change of Control is not signed within one (1) year following Employee’s termination of employment. Subject to the foregoing provisions, the Change of Control Bonus shall be paid in cash in a lump sum within ten (10) days following the closing of the Change of Control that triggers such bonus payment.
     (vi) Two Past Services Bonuses: The first in the amount of $100,000,

which shall be paid April 3, 2006; and the Second in the amount of $125,000 which shall be paid April 3, 2007. These Bonuses shall not be applicable against any other bonus payable pursuant to this Agreement and shall not be counted as any portion of Employee’s bonus for the fiscal year 2006.
     3. As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans, including Senior Management Plans, to the same extent as other employees, subject to the terms of such plans.
     4. Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. There are no paid vacation days. Finally, Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy. The forgoing notwithstanding, Employee’s travel and entertainment shall be on a MFN basis with all other Presidents of Divisions.
     5. The Company shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee 100,000 common share units (“Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan (“Plan”). Employee acknowledges that this Grant of stock is subject to the approval of the CCLG. The award date (“Award Date”) shall be the date of the board meeting when the Grant is approved. The Grant shall vest as follows:
50% on March 31, 2008 and 50% on March 31, 2009
     When the Company obtains an additional allotment of shares under the Plan, the Company shall grant Employee 25,000 common share units (the “Further Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the Plan. The Further Grants shall vest as follows:
50% on March 31, 2008 and 50% on March 31, 2009
     If the Company does not obtain an additional allotment of shares, then it shall pay Employee in cash the value of such Further Grants on the date such Further Grants were to have vested.
     If any employee’s stock options or shares that are issued under the Plan accelerate in vesting schedule as a result of a Change of Control, Employee’s previously granted stock options, Further Grants, and shares issued hereunder shall likewise accelerate in vesting schedule.
     For the sake of clarity, all options granted under Employee’s prior employment agreement (other than the Prior Agreement, as defined herein) shall continue to vest in accordance with the terms of such prior agreement.

     Employee represents and warrants that, during the Term hereof, Employee shall hold at least 5000 shares of common shares of the Company.
     6. Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.
     7. This Agreement shall terminate upon the happening of any one or more of the following events:
          (a) The mutual written agreement between the Company and Employee; or
          (b) The death of Employee. However, in the event of the death of Employee, all granted shares and stock options shall immediately vest; or
          (c) Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured such disability within ten (10) days of written notice; or
          (d) The determination on the part of the Company that “Cause” exists for termination of this Agreement, with “Cause” being defined as any of the following: 1) Employee’s conviction of a felony or plea of nolo contendere to a felony, except in connection with a traffic violation; 2) Employee’s commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder; 3) material breach of this Agreement by Employee causing material harm to the Company; or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company.
          (e) Employee is terminated Without Cause. Termination “Without Cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)-(d) above. In the event of a termination Without Cause, Employee shall be entitled to receive (i) 50% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term (or, if such termination occurs during the Option Year, the last day of the Option Year) had Employee continued to be employed with the Company through such date, such payment to be made, subject to Section 13, in cash in a lump sum as soon as practicable after (and in all events not more than two and one-half (2 1/2) months after) the date of Employee’s Separation from Service with the Company, and (ii) all bonuses pursuant to Section 2 (other than the Change of Control Bonus, which shall vest and be payable as set forth in Section 2(b)(v)), shall be paid on a prorated basis for the year of termination of employment in proportion to the amount of such year worked by Employee (such bonus(es) to be paid at the times provided in Section 2(b)(iv)) and shall not become payable in years subsequent to the year of termination of employment. The Company’s payment of the amounts described above in this Section 7(e) shall relieve the Company of any and all obligations to Employee. As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
          (f) The forgoing notwithstanding, if Employee’s employment with the Company is not terminated contemporaneous with a Change of Control, but is terminated subsequent thereto Without Cause or by Employee for “Good Reason” (as defined below), then Employee shall be entitled to receive (in addition to any rights to accelerated vesting of equity awards under Section 5 hereof) (i) 100% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term (or, if such termination occurs during the Option Year, the last day of the Option Year) had Employee continued to be employed with the Company through such date, such payment to be made, subject to Section 13, in cash in a lump sum as soon as practicable after (and in all events not more than two and one-half (2 1/2) months after) the date of Employee’s Separation from Service with the Company, and (ii) all bonuses pursuant to Section 2 shall be paid at the times provided in Section 2(b). The Company’s payment of the amounts described above in this Section 7(f) shall relieve the Company of any and all obligations to Employee. For purposes hereof, “Good Reason” shall mean any material diminution by the Company in Employee’s responsibilities as measured against Employee’s responsibilities prior to the Change of Control; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” For these purposes, if the Company is purchased by a larger entity, it shall not be considered a material diminution in responsibility if Employee is made either (i) General Counsel or (ii) EVP, Operations of that larger entity. However, it shall be considered a material diminution in responsibility if Employee is required to report to another person performing a legal role in such larger entity, General Counsel or otherwise, unless Employee consents.
          (g) In the event that this Agreement is terminated pursuant to any of Sections 7(a)-(d) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee only such compensation as is earned under Section 2 as of the date of Employee’s termination of employment with the Company.
     8. Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business; to render services during Employee’s employment hereunder whenever and wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
     9. Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with his employment hereunder. All copyrightable works that Employee creates in connection with his obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee will not charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.
     10. Employee shall not assign any of his rights or delegate any of his duties under this Agreement.
     11. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of his duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes the Company’s trade secrets. Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this

Agreement or at any other time thereafter, except as is required in the course of his employment for the Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.
     12. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be instituted within one year after the controversy or claim arose or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. The Company shall pay for the administrative costs of such hearing and proceeding.
     13. It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by the Company or Employee shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
     Notwithstanding any other provision herein, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Separation from Service, Employee shall not be entitled to any payment or benefit pursuant to Section 7(e) or 7(f) above until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
     Any reimbursements made to Employee hereunder will be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time. To the extent that any reimbursements pursuant to Section 4 of this Agreement are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year
     14. This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Employment Agreement, except as expressly provided herein). All modifications or amendments to this Agreement must be in writing, signed by both parties.
     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me. If you have any questions relating to the matters described in this letter, please call             at (310) 255-XXXXx.
Very truly yours,

LIONS GATE FILMS, INC.

By:	/s/ Steve Beeks Steve Beeks President and Co-Chief Operating Officer

AGREED AND ACCEPTED

By:	/s/ Wayne Levin Wayne Levin